Supplement dated July 28, 2023
to the pricing supplements, each dated July 21, 2023, to the
Product Prospectus Supplement No. ERN-ETF-1 Dated
March 3, 2022, the Prospectus Supplement Dated September
14, 2021 and the Prospectus, Dated September 14, 2021
(each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due July 24, 2025
Global Medium-Term Notes, Series I
CUSIPS: 78015QFC0 and 78015QFD8
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Price for each Basket Component was determined after the close of trading on July 25, 2023, in the manner contemplated by each Note Prospectus. The Initial Price for each Basket Component is set forth in the table below:

Basket Component	Ticker	Initial Price
Virtus Artificial Intelligence & Technology Opportunities Fund	AIO	$18.78
BlackRock Energy and Resources Trust	BGR	$12.39
BlackRock Health Sciences Trust	BME	$40.69
BlackRock Health Sciences Trust II	BMEZ	$16.27
BlackRock Science & Technology Trust	BST	$34.41
Blackrock Science & Technology Trust II	BSTZ	$18.32
ClearBridge MLP & Midstream Fund Inc.	CEM	$36.29
ClearBridge Energy Midstream Opportunity Fund Inc.	EMO	$31.69
First Trust MLP and Energy Income Fund	FEI	$8.13
Flaherty & Crumrine Preferred & Income Securities Fund Incorporated	FFC	$13.64
Angel Oak Financial Strategies Income Term Trust	FINS	$11.81
Flaherty & Crumrine Total Return Fund Incorporated	FLC	$14.36
Tekla Healthcare Investors	HQH	$17.39
Tekla Life Sciences Investors	HQL	$13.57
Nuveen Preferred & Income Securities Fund	JPS	$6.42
Kayne Anderson Energy Infrastructure Fund, Inc.	KYN	$8.73
Neuberger Berman Next Generation Connectivity Fund Inc.	NBXG	$10.85
Neuberger Berman MLP & Energy Income Fund Inc.	NML	$6.96
PIMCO Energy and Tactical Credit Opportunities Fund	NRGX	$16.36
Adams Natural Resources Fund, Inc.	PEO	$21.96
Nuveen NASDAQ 100 Dynamic Overwrite Fund	QQQX	$24.64
Columbia Seligman Premium Technology Growth Fund, Inc.	STK	$30.29
Tekla Healthcare Opportunities Fund	THQ	$19.37
Tortoise Energy Infrastructure Corporation	TYG	$30.95

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-8 of the applicable Pricing Supplement, and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of product supplement ERN-ETF-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QFC0, dated July 21, 2023:
sec.gov/Archives/edgar/data/1000275/000114036123036083/brhc20056268_424b2.htm
Pricing Supplement relating to CUSIP 78015QFD8, dated July 21, 2023:
sec.gov/Archives/edgar/data/1000275/000114036123036084/brhc20056269_424b2.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.